Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces the Departure of CFO/COO, Gregory W. Sullivan

New York, New York, June 4, 2015 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) today announced that Gregory W. Sullivan has resigned and will be leaving the Company to pursue other interests. He did not resign pursuant to any disagreement with the Company and will remain available to facilitate a smooth transition. While the Company seeks a replacement for Mr. Sullivan, Nick Radesca, the Company’s former CFO, will serve in this position.

Mike Happel, Chief Executive Officer noted in connection with his departure, “Greg has made important contributions to our evolution as a public company, and his public company experience and institutional relationships have been valuable to us. We are grateful for his many contributions, his ongoing assistance during this transition process, and wish him all the best.”

Mr. Sullivan commented, “We have accomplished a great deal since listing on the NYSE over one year ago. We have constructed a high quality portfolio in one of the best real estate markets in America, architected a solid balance sheet and successfully transitioned to a big four accounting firm. It has been a pleasure to be involved with the New York team, and I wish them continued success on all fronts.”

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE focused on acquiring income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel Chief Executive Officer and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Nicholas Radesca Interim Chief Financial Officer, Treasurer and Secretary New York REIT, Inc. nradesca@arlcap.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@arlcap.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600